EXHIBIT 3.6

JUHL RENEWABLE ASSETS, Inc.

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

        The undersigned, John Mitola and John Brand, do hereby certify that:

1. They are the President and Secretary, respectively, of Juhl Renewable Assets, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 40,000,000 shares of preferred stock, 30,000,000 of which has been designated and issued as “Series A Preferred Stock.”

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

        WHEREAS, the certificate of incorporation of the Corporation, as amended, provides for a class of its authorized stock known as preferred stock, comprised of 40,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, exchange rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, up to 30,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.      Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Investment Criteria” shall have the meaning set forth in Section 6.

“Liquidation” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

Section 2.      Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Preferred Stock (the “Preferred Stock” or “Series A”) and the number of shares so designated shall be up to 30,000,000(which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock) (each, a “Holder” and collectively, the “Holders”). Each share of Preferred Stock shall have a par value of $0.0001 per share.

Section 3.      Dividends.

Holders of the Preferred Stock will be entitled to receive, out of funds legally available for the payment of dividends, at the discretion of the Board of Directors, dividends in cash on their shares of Preferred Stock. Such dividends will be paid from the earnings of the Corporation, and will be targeted at the rate per share of nine percent (9.0%) per annum and paid quarterly. On a quarterly basis, the Board of Directors shall determine whether dividends shall be declared on the Preferred Stock and, if so, the rate per share per annum at which dividends shall accrue for such quarter (the “Dividend Rate”).

If and when declared, dividends on the Preferred Stock will accrue from, but excluding, the Original Issue Date and will be payable quarterly in arrears on or about the last calendar day of each calendar quarter. The first dividend payment on the Preferred Stock is payable on or about the last day in the calendar quarter that ends following receipt of the Holder’s subscription amount for purchase of the Preferred Stock.   Following the first dividend payment, all future dividends are payable on a quarterly basis on or about the last calendar day of each March, June, September and December. Dividends payable on the shares of Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Corporation will pay dividends to Holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which will be the 10th day preceding the applicable payment date, or such other date established by the Corporation of no less than 10 days and no more than 30 days preceding the payment date.

The Corporation will not declare or pay or set aside for payment any dividend on the shares of Preferred Stock if the terms of any of the Corporation’s agreements, including agreements relating to its indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law.

Notwithstanding the foregoing, however, dividends on the shares of Preferred Stock will accrue regardless of whether: (i) the Corporation’s agreements, including its credit facilities, at any time prohibit the current payment of dividends; (ii) the Corporation has earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Corporation’s board of directors. Except as otherwise provided, accrued but unpaid distributions on the shares of Preferred Stock will not bear interest, and Holders of the shares of Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of the Corporation’s dividends on the shares of Preferred Stock will be credited to the previously accrued dividends on the shares of Preferred Stock. The Corporation will credit any dividends made on the shares of Preferred Stock first to the earliest accrued and unpaid dividend due.

If the Corporation does not pay any dividend when due, such dividend shall accrue and be paid when the Corporation has the legal ability to do so, without any penalty.

Section 4.      Voting Rights. Except as otherwise provided herein or as otherwise required by the General Corporation Law of the State of Delaware the Preferred Stock shall have no voting rights.

Section 5.      Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, including a merger or consolidation of the Corporation with or into another company, or transfer, sale or lease of substantially all of the assets of the Corporation (a “Liquidation”), the Holders of Preferred Stock will be entitled to receive the assets, whether capital or surplus, of the Corporation, legally available for distribution, prior to any holders of common stock in the Corporation, in such Liquidation equal to the value of the total of the Preferred Stock investment plus any accrued dividends in a pro rata manner in accordance with the Holder’s share of the Preferred Stock in the Corporation.

In the event of a partial liquidation through the sale of significant assets, the Corporation shall use the proceeds of such transaction to redeem the Preferred Stock, on a pro rata basis, in a percentage equal to the percentage the sold assets bear to the total assets of the Corporation.

Section 6.      Investment Criteria. The Corporation may only invest in interests in Qualifying Energy Projects. A “Qualifying Energy Project” is either (i) an energy project that (A) is currently operational, (B) has a contract for the purchase of the electric, heating, cooling or steam output of the facility, with at least 5 years remaining on the term of such agreement, and (C) has a positive net present value, including any monetization of tax benefits; or (ii) is not operational, but has commenced construction or is ready to commence construction at the time of the investment by the Corporation, and such project has: (A) a contract for the purchase of the electric, heating, cooling or steam output of the facility, with a term of at least 10 years, (B) all permits required for the construction and operation of the facility, (C) an executed interconnection agreement to connect the facility to transmission or distribution system, and (D) a positive net present value, including any monetization of tax benefits.

The determination of whether a project satisfies the criteria of a Qualifying Energy Project shall be in the sole discretion of the Board of Directors of the Corporation.

Section 7.      Protective Provisions.      So long as any shares of Preferred Stock are outstanding, unless the proceeds of any such transaction are used to redeem all of shares of Series A Preferred, the Corporation may not without approval of at least 60% of the holders of Preferred Stock, directly or indirectly, by amendment, merger, consolidation or otherwise (i) liquidate, dissolve or wind up the affairs of the Corporation; (ii) effect any merger, consolidation or sale or lease, transfer or otherwise dispose of all or substantially all assets of the Corporation; (iii) amend, alter or repeal any provisions of the Corporation’s Certificate of Incorporation that materially and adversely affects the holders of the Preferred Stock; (iv) redeem any stock of equity securities of the Corporation other than the Preferred Stock; (v) pay dividends on common stock that reduce the reserves held by the Corporation level to an amount that is less than six (6) months of dividend payments required for the Preferred Stock or (vi) issue any equity security ranking as to dividends, redemption, or distribution of assets upon a Liquidation (as defined in Section 5) senior to the Preferred Stock. Notwithstanding the foregoing, the Corporation may issue equity securities that are pari passu with the Preferred Stock ranking as to dividends, redemption, or distribution of assets upon a Liquidation (as defined in Section 5), in the sole discretion of the Board of Directors of the Corporation.

A majority of the holders of shares of the Preferred Stock shall elect a representative to monitor compliance with the Protective Provisions who shall have the right to be an observer at the Board of Directors of the Corporation and who shall be entitled to indemnification consistent with current directors of the Corporation.

Section 8.      Redemption Provisions.      In the event the Corporation does not file a registration statement with the Commission, covering a certain number of shares of Series A Preferred, as deemed reasonable by the Corporation, on or before December 31, 2014, upon the written request of Holder, the Corporation shall redeem all of the Holder’s Preferred Stock (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Preferred Stock) for a redemption price in cash, equal to the per share price Holder initially paid for such shares (the “Redemption Amount”), so long as such shares of Preferred Stock are not covered under any effective registration statement on the appropriate form filed with the Commission. The Holder may exercise its right to require the Corporation to redeem the Holder’s Preferred Stock (x) by written notice to the Corporation , and following such notice, (y) by delivery to the Corporation’s secretary wire instructions where such Redemption Amount should be paid. The Holders of the Preferred Stock shall simultaneously deliver to the Corporation’s Secretary certificate(s) representing their shares of the Preferred Stock. Such certificates shall be delivered duly endorsed and free and clear of all liens, claims or encumbrances with evidence of payment of any applicable transfer taxes and fees. Upon surrender of said certificate(s), the Corporation’s Secretary shall deliver to such Holder of the Preferred Stock the funds payable therefor, within one hundred-eighty (180) days of the date on which the written notice for the payment therefor is provided by Holder to the Corporation (the “Redemption Payment Date”).

If the Corporation fails to pay in full the Redemption Amount by the Redemption Payment Date, the Dividend Rate shall increase to ten percent (10%) per annum until said amount is paid in full.

Upon payment of the full Redemption Amount, the Preferred Stock of such Holder shall be deemed cancelled.

Section 9.     Reporting Obligations. The Corporation shall use its commercially reasonable efforts to become and remain a reporting company under the Exchange Act for so long as the Preferred Stock is outstanding.

Section 10.     Miscellaneous.

a)     Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number: 507.562.8091, Attention: John Mitola, and with a copy to Synergy Law Group, facsimile number 312.454.0261, Attention Bart Loethen or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holders. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 prior to 5:30 p.m. (Central Time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10 between 5:30 p.m. and 11:59 p.m. (Central Time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)     Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay accrued dividends, if any, and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)     Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)     Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing.

f)     Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)     Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)     Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Certificate this 14th day of March, 2014.

/s/ John Mitola		/s/ John Brand
Name:	John Mitola	Name:	John Brand
Title:	President	Title:	Secretary

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